Filed Pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

Principal-Protected Notes Based Upon the Levels of

One-Month U.S. Dollar LIBOR and the SIFMA Municipal Swap

Index Due 2019

Final Terms and Conditions

October 15, 2007

Issuer:	Citigroup Funding Inc.

Issuer Rating:	The creditworthiness of CFI is Aa1/AA (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Status:	Senior, unsecured

Currency:	United States Dollar (“USD”)

Offering:	Principal-Protected Notes Based Upon the Levels of One-Month U.S. Dollar LIBOR and the SIFMA Municipal Swap Index

Issue Size:	50,000 Units (Principal Amount of USD 50,000,000)

Trade Date:	October 15, 2007

Issue Date:	October 29, 2007

Maturity Date:	October 29, 2019

Offering Price:	USD 1,000 per Unit

Payment at Maturity:	100% plus the applicable Interest Rate, not subject to Interest Rate Cap

Interest Rate per annum:	Base Interest Rate + Reserve Rate, if available to be applied, provided that the Interest Rate will not be less than zero and will not exceed the Interest Rate Cap, except that the Interest Rate will not be subject to the Interest Rate Cap at maturity.

Interest Rate Cap per annum:	7%

Base Interest Rate per annum:

Year 1 and 2:            7.50%

Years 3-12:            7.55% + 8 x (65% x Average Weekly One-month USD LIBOR Rate MINUS Average SIFMA Index). The difference between 65% of the Average Weekly Three-month USD LIBOR Rate and the Average SIFMA Index may be positive, zero or negative but the Base Interest Rate may not be less than zero.

Average Weekly One- month USD LIBOR Rate:	For any relevant Interest Period, the arithmetic mean of the weekly one-month U.S. dollar LIBOR reported by Reuters on page “LIBOR01” (or any successor page) each Wednesday at 11:00 am (London time) during the relevant Observation Period, or if any Wednesday is not a London Business Day, the next succeeding London Business Day

Average SIFMA Index:	For any relevant Interest Period, the arithmetic mean of the weekly SIFMA Municipal Swap Index Values reported for that period by Thomson Municipal Market Data each Thursday during the relevant Observation Period, or if any Thursday is not a U.S. Government Securities Business Day, the next succeeding U.S. Government Securities Business Day

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

SIFMA Index:	The index which is issued weekly and which is compiled from the weekly interest rate resets of tax-exempt variable rate issues included in a database maintained by Municipal Market Data which meet specific criteria established from time to time by The Bond Market Association® and issued on Wednesday of each week, or if any Wednesday is not a U.S. Government Securities Business Day, the next succeeding U.S. Government Securities Business Day

Observation Period:	• For each April 29 interest payment: from and including October 22 to, but excluding, April 22 • For each October 29 interest payment: from and including April 22 to, but excluding, October 22

Reserve Rate:	Sum of the Base Interest Rates for all prior Interest Periods MINUS the sum of the Interest Rates for all prior Interest Periods, provided that the Reserve Rate cannot be negative.

Interest Period:	Each six-month period from and including the Issue Date or an Interest Payment Date, as applicable, to but excluding the next Interest Payment Date or Maturity Date, as applicable

Interest Payment Date:	Semi-annually on each April 29 and October 29, commencing on April 29, 2008 and ending on the Maturity Date

Day Count Convention:	30/360

Business Day:	Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York or in London, England are authorized or obligated by law or executive order to close

Business Day Convention:	Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products Inc.

Dealer:	Citigroup Global Markets Inc.

CUSIP Number:	1730T0EJ4

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.